                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the

                         SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported) 23 October 1997
                                                         ---------------


                        Air Products and Chemicals, Inc.
               --------------------------------------------------
               (Exact name of registrant as specified in charter)

           Delaware                       1-4534                23-1274455
----------------------------            ------------        -------------------
(State of other jurisdiction            (Commission         (IRS Identification
      of incorporation)                 file number)              number)

   7201 Hamilton Boulevard, Allentown, Pennsylvania              18195-1501
-----------------------------------------------------            ----------
      (Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code  (610) 481-4911
                                                   -----------------

      Item 5.  Other Events.


            The Registrant reported net income of $107 million, or 98 cents per share, for the quarter ended September 30, 1997, compared to last year's $94 million, or 85 cents per share, a per-share increase of 15 percent. These results include the impact of currency translation effects, which reduced earnings per share by 9 cents in the quarter. Sales of $1.2 billion were up 16 percent versus $1.1 billion last year.

            In reviewing the quarter, Air Products Chairman H. A. Wagner said, "We finished fiscal 1997 on a strong note, with both our gases and chemicals businesses demonstrating broad-based volume momentum. The improvement in our European industrial gas volumes is especially encouraging as we enter the new year. Equally noteworthy, the results for the quarter were achieved through strong sales growth and productivity improvements, which overcame the effect of weaker foreign currencies."

            Industrial gas sales for the quarter were up 19 percent while operating income rose 29 percent. The inclusion of Carburos Metalicos accounted for approximately half of both gains. Merchant volumes were strong in the U.S. and Europe, and plant and pipeline loading reached record levels, principally for the chemicals processing and refinery industry. Gas equity affiliate income was down for the quarter, reflecting the consolidation of Carburos Metalicos, and the impact of the baht's devaluation on the Company's operations in Thailand.

            Overcoming the impact of currency on its exports, Chemicals reported record sales for the quarter, up 5 percent. Operating income increased 12 percent, driven by strong volume gains, continued productivity, and reduced plant turnarounds versus prior year.

            Equipment and Services continued to deliver strong results, with operating income about equal to last year, and higher sales due to product mix.

            For fiscal 1997, the Registrant reported record net income of $429 million, or $3.90 per share, versus $416 million, or $3.73 per share, for the same period last year. Excluding an after-tax gain of $41 million, or 36 cents per share, in the prior fiscal year, earnings per share increased 16 percent and return on equity increased to 16.6 percent versus 15.0 percent in the prior year. These results include the impact of currency translation effects, which reduced earnings per share by 19 cents for the year. Sales of $4.6 billion were also a record, up 16 percent over the prior year.

            Commenting on the year, Mr. Wagner said, "We entered 1997 saying we would refocus on our core gases and chemicals businesses, and make complementary changes in our financial strategies and management compensation programs. In 1997, we delivered on those commitments. We sold our landfill gas recovery business, have an agreement to sell our equity interest in our American Ref-Fuel waste-to-energy joint venture, and have redirected our environmental and energy systems resources to support our industrial gases business. We made excellent progress in loading our new plants and pipeline systems here and abroad, and completed the integration of Spain's leading industrial gas company, Carburos Metalicos, which has been accretive since day one. New business signings are up and our work process benefits are hitting the bottom line. Our chemicals business also generated strong volume and productivity gains over the past year. In the financial area, we restructured our balance sheet to reduce our cost of capital, and continued our stock buy-back program. Our bottom line reflects a year of significant achievement, with sales and earnings at record levels, and a substantial recovery in our overall industrial gas margins. "

            Mr. Wagner concluded, "Despite the anticipated sale of American Ref-Fuel, which contributed 13 cents to earnings per share in 1997, we expect to achieve our long-term earnings per share growth target of 12 percent in 1998. Worldwide volume momentum and further productivity gains in our gases and chemicals businesses are positive factors, but will be somewhat mitigated by the stronger U.S. dollar. Based on our backlog of high-quality projects, we should see even better operating performance from our Equipment and Services segment as well. We stand ready to deliver excellent results going into the next millennium through a combination of aggressive top-line growth and continuous improvement in everything we do."

      NOTE: The forward-looking statements contained in this document are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. Important risk factors and uncertainties include the impact of worldwide economic growth, pricing, and other factors resulting from fluctuations in foreign currencies, the impact of competitive products and pricing, the timing of the American Ref-Fuel divestiture, continued success of productivity programs, and the impact of tax and other legislation and other regulations in the jurisdictions in which the Company and its affiliates operate.

      Unaudited financial tables which may be adjusted as a result of the annual audit follow:


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
                        AIR PRODUCTS AND CHEMICALS, INC.
                  SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

(In millions, except earnings per share)
--------------------------------------------------------------------------------------------
                              Three Months Ended                 Twelve Months Ended
                                 30 September                        30 September
                            1997              1996             1997                1996
--------------------------------------------------------------------------------------------
Sales                     $ 1,213.5        $ 1,050.4        $ 4,637.8           $ 4,007.7

Net Income                $   107.4        $    94.1        $   429.3(a)        $   416.4(b)

Earnings Per Share        $     .98        $     .85        $    3.90(a)        $    3.73(b)
--------------------------------------------------------------------------------------------

(a) Includes an after-tax gain of $5.9 million, or $.05 per share from the sale of the landfill gas business and an after-tax impairment loss of $6.0 million, or $.05 per share.

(b) Includes an after-tax gain of $41 million, or $.36 per share, from the settlement with Bankers Trust Company over losses reported in fiscal 1994 associated with leveraged interest rate swap contracts.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

                               CONSOLIDATED INCOME
                                   (Unaudited)


(In millions, except per share)
--------------------------------------------------------------------------------

                                         Three Months Ended            Twelve Months Ended
                                            30 September                  30 September
                                         1997          1996            1997          1996
-------------------------------------------------------------------------------------------
SALES AND OTHER INCOME
Sales                                 $1,213.5       $1,050.4       $4,637.8       $4,007.7
Other income                               2.7            9.1           23.2           25.7
-------------------------------------------------------------------------------------------
                                       1,216.2        1,059.5        4,661.0        4,033.4
-------------------------------------------------------------------------------------------

COSTS AND EXPENSES
Cost of sales                            729.2          644.5        2,771.6        2,408.1
Selling, distribution and
 administrative                          277.3          241.0        1,050.3          919.9
Research and development                  30.6           30.3          113.7          114.1
-------------------------------------------------------------------------------------------

OPERATING INCOME                         179.1          143.7          725.4          591.3
Income from equity affiliates,
 net of related expenses                  16.8           26.5           66.3           80.7
Gain on settlement of leveraged
 interest rate swaps                        --             --             --           66.8
Interest expense                          39.5           35.5          161.3          129.2
-------------------------------------------------------------------------------------------

INCOME BEFORE TAXES                      156.4          134.7          630.4          609.6
Income taxes                              49.0           40.6          201.1          193.2
-------------------------------------------------------------------------------------------

NET INCOME                            $  107.4       $   94.1       $  429.3       $  416.4
-------------------------------------------------------------------------------------------

MONTHLY AVERAGE OF
COMMON SHARES OUTSTANDING                   --             --          110.0          111.7
-------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE             $    .98       $    .85       $   3.90       $   3.73
-------------------------------------------------------------------------------------------

DIVIDENDS DECLARED PER
 COMMON SHARE - Cash                  $    .30       $   .275       $    1.1       $   1.07
-------------------------------------------------------------------------------------------


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
                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

(In millions, except per share)
--------------------------------------------------------------------------------

                                                     30 Sept.        30 Sept.
                ASSETS                                 1997            1996
-----------------------------------------------------------------------------
CURRENT ASSETS
Cash and cash items                                  $   52.5        $   78.7
Trade receivables, less allowances for
 doubtful accounts                                      879.6           670.0
Inventories                                             386.5           371.1
Contracts in progress, less progress billings           121.3           115.2
Other current assets                                    184.4           139.7
-----------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                  1,624.3         1,374.7
-----------------------------------------------------------------------------

INVESTMENTS                                             576.8           833.6

PLANT AND EQUIPMENT, at cost                          8,733.1         8,102.6
 Less - Accumulated depreciation                      4,292.0         4,144.1
-----------------------------------------------------------------------------
PLANT AND EQUIPMENT, net                              4,441.1         3,958.5
-----------------------------------------------------------------------------

GOODWILL                                                248.6            83.5
OTHER NONCURRENT ASSETS                                 356.3           272.1
-----------------------------------------------------------------------------
TOTAL ASSETS                                         $7,247.1        $6,522.4
=============================================================================

    LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------

CURRENT LIABILITIES
Payables, trade and other                            $  616.5        $  526.4
Accrued liabilities                                     315.6           241.1
Accrued income taxes                                     15.9            39.7
Short-term borrowings                                   100.9           423.2
Current portion of long-term debt                        80.0            33.1
-----------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                             1,128.9         1,263.5
-----------------------------------------------------------------------------

LONG-TERM DEBT                                        2,287.2         1,738.6
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES          453.0           363.5
DEFERRED INCOME TAXES                                   729.8           582.2
-----------------------------------------------------------------------------
TOTAL LIABILITIES                                     4,598.9         3,947.8
-----------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common stock, par value $1 per share                    124.7           124.7
Capital in excess of par value                          453.0           461.2
Retained earnings                                     2,990.2         2,687.2
Unrealized gain on investments                            6.9            40.4
Cumulative translation adjustments                     (186.0)          (70.2)
Treasury Stock, at cost                                (297.3)         (211.2)
Shares in trust                                        (443.3)         (457.5)
-----------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                            2,648.2         2,574.6
-----------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $7,247.1        $6,522.4
=============================================================================

              AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    The segment results for 1996 have been restated. The business to be divested(American Ref-Fuel)and the landfill gas business sold in November are included in the Corporate/Other segment, while the continuing businesses from the Environmental/Energy segment(power generation and Pure Air(TM)), are now included in the Equipment/Services segment.

    On 22 October 1996, the Company obtained control of Carburos Metalicos S.A.(Carburos). Carburos is a leading supplier of industrial gases in Spain. In October 1996, the Company increased its ownership percentage in Carburos from 47.6% to 96.7% of the outstanding shares in Carburos. This transaction was accounted for as a step acquisition purchase and the results for the twelve months ended 30 September 1997 include the consolidated operating results for Carburos since mid-November 1996. Previously, the Company accounted for its investment using the equity method. The Company has recorded a total of $212.2 million as cumulative goodwill related to the shares acquired over the last three years. The goodwill will be amortized on a straight-line basis over forty years.

    The Company completed the sale of the landfill gas recovery business, GSF Energy Inc., during the three months ended 31 December 1996. The gain on sale was included in the other income line of the income statement.

    During the three months ended 31 December 1996, an impairment loss was recorded in the chemicals segment. The write-down was related to production assets in the performance chemicals division and the related goodwill. The impairment loss was calculated based on an offer to purchase these assets and was included in the other income line of the income statement. The sale of the impaired assets occurred in February 1997.

    In April 1996, the Company announced its plan to divest its joint venture interest in a waste-to-energy business. In October 1997, the Company entered into an agreement in principle to sell this interest. The transaction is expected to close in December 1997.

                        AIR PRODUCTS AND CHEMICALS, INC.
                                OPERATING RESULTS
                                   (Unaudited)

SUMMARY BY BUSINESS SEGMENTS
(In millions)
--------------------------------------------------------------------------------------------------
                                           Three Months Ended              Twelve Months Ended
                                              30 September                     30 September
                                          1997            1996             1997             1996
--------------------------------------------------------------------------------------------------
Sales:
   Industrial Gases                    $  703.6         $  590.2         $2,673.9         $2,310.5
   Chemicals                              377.1            360.1          1,448.1          1,362.3
   Equipment/Services                     132.8             94.6            514.6            314.6
   Corporate/Other                           --              5.5              1.2             20.3
--------------------------------------------------------------------------------------------------
      CONSOLIDATED                     $1,213.5         $1,050.4         $4,637.8         $4,007.7
--------------------------------------------------------------------------------------------------

Operating Income:
   Industrial Gases                    $  130.8         $  101.2         $  515.2         $  406.7
   Chemicals                               46.6             41.5            204.2            197.5
   Equipment/Services                      13.4             13.7             37.5             32.7
   Corporate/Other                        (11.7)           (12.7)           (31.5)           (45.6)
--------------------------------------------------------------------------------------------------
      CONSOLIDATED                     $  179.1         $  143.7         $  725.4         $  591.3
--------------------------------------------------------------------------------------------------

Equity Affiliates' Income:
   Industrial Gases                    $    4.5         $   12.8         $   28.5         $   44.0
   Chemicals                                 --              0.2               .4               .3
   Equipment/Services                       3.7              2.4             13.9              8.5
   Corporate/Other                          8.6             11.1             23.5             27.9
--------------------------------------------------------------------------------------------------
      CONSOLIDATED                     $   16.8         $   26.5         $   66.3         $   80.7
--------------------------------------------------------------------------------------------------


                              AIR PRODUCTS AND CHEMICALS, INC.
                                      OPERATING RESULTS
                                         (Unaudited)

SUMMARY BY GEOGRAPHIC REGIONS
(In millions)
--------------------------------------------------------------------------------------------
                                     Three Months Ended               Twelve Months Ended
                                        30 September                      30 September
                                    1997             1996            1997             1996
--------------------------------------------------------------------------------------------
Sales:
   United States                  $  861.8         $  793.9        $3,269.7         $3,017.1
   Europe                            298.7            213.8         1,178.3            832.1
   Canada/Latin America               48.1             36.5           171.7            142.7
   Other                               4.9              6.2            18.1             15.8
--------------------------------------------------------------------------------------------
      CONSOLIDATED                $1,213.5         $1,050.4        $4,637.8         $4,007.7
--------------------------------------------------------------------------------------------

Operating Income:
   United States                  $  126.9         $  109.0        $  554.3         $  460.8
   Europe                             46.0             29.5           150.8            115.5
   Canada/Latin America                6.4              4.4            20.9             14.5
   Other                               (.2)              .8             (.6)              .5
--------------------------------------------------------------------------------------------
      CONSOLIDATED                $  179.1         $  143.7        $  725.4         $  591.3
--------------------------------------------------------------------------------------------

Equity Affiliates' Income:
   United States                  $   12.3         $   14.0        $   36.5         $   35.5
   Europe                              2.6              6.4            13.9             24.0
   Canada/Latin America                3.3              1.5            11.2              7.9
   Other                              (1.4)             4.6             4.7             13.3
--------------------------------------------------------------------------------------------
      CONSOLIDATED                $   16.8         $   26.5        $   66.3         $   80.7
--------------------------------------------------------------------------------------------


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
                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                Air Products and Chemicals, Inc.
                                             -----------------------------------
                                                (Registrant)



Dated: 23 October 1997                       By: /s/ Arnold H. Kaplan
                                                 -------------------------------
                                                 Arnold H. Kaplan
                                                 Senior Vice President - Finance


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